Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Warrant No.	Date of Issuance: November 5, 2014

Void After November 5, 2021

AVEDRO, INC.

Preferred Stock Purchase Warrant

This Preferred Stock Purchase Warrant (this “Warrant”) is issued to [                    ] (the “Registered Holder”) by Avedro, Inc. (the “Company”), for value received, pursuant to the terms of that certain Convertible Note and Warrant Purchase Agreement dated November 5, 2014 (the “Purchase Agreement”), in connection with the Company’s issuance to the Registered Holder and other purchasers of Convertible Promissory Notes (each, a “Note”).

1.    Definitions.

(a)    “Exercise Price” shall mean $0.01 per share of Warrant Stock.

(b)    “Next Equity Financing” shall have the meaning ascribed to such term in the Notes.

(c)    “Purchase Price” shall mean:

(i)    If the Warrant Stock is the equity securities issued in the Next Equity Financing, then the Purchase Price shall mean the lowest price per share paid by any investor (in any form other than cancellation of indebtedness) for the equity securities in the Next Equity Financing;

(ii)    If the Warrant Stock is the Senior Stock (as such term is defined in the Notes) or a New Security (as such term is defined in the Notes) of the Company, then the Purchase Price shall mean the original issue price for each share of the Senior Stock or New Security, as applicable (subject to appropriate adjustment, without duplication, in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Senior Stock or the New Security, as applicable); or

(iii)    If the Warrant Stock is the Series D Stock, then the Purchase Price shall mean the original issue price for each share of Series D Stock (subject to appropriate adjustment, without duplication, in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Stock).

(d)    “Series D Stock” shall mean the Series D Preferred Stock, par value $0.00001 per share, of the Company.

(e)    “Warrant Coverage Amount” shall mean 30% of the original principal amount of any and all Notes issued to the Registered Holder pursuant to the Purchase Agreement.

(f)    “Warrant Stock” shall mean either:

(i)    if the Notes have converted pursuant to the terms of the Notes (the “Note Conversion”), the class and/or series of capital stock of the Company issued upon conversion of the Notes; or

(ii)    if this Warrant is exercised prior to any Note Conversion, the Series D Stock.

2.    Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Purchase Agreement, the Registered Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Registered Holder in writing), at any time after the date hereof and on or before the Expiration Date (as defined in Section 7 below), to purchase from the Company up to the number of fully paid and nonassessable shares of Warrant Stock that equals the quotient of (a) the Warrant Coverage Amount divided by (b) the Purchase Price (as adjusted to date).

3.    Exercise.

(a)    Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A (the “Purchase Form”) duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Exercise Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Exercise Price may be paid by cash, check, wire transfer, or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder.

(b)    Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company together with (i) the Exercise Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise and (i) the duly executed Purchase Form as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 3(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c)    Net Issue Exercise.

(i)    In lieu of exercising this Warrant in the manner provided above in Section 3(a), the Registered Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the Purchase Form duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Holder a number of shares of Warrant Stock computed using the following formula:

X =    Y (A - B)

                A

Where	X =	The number of shares of Warrant Stock to be issued to the Registered Holder.

	Y =	The number of shares of Warrant Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, that portion of the Warrant being cancelled (at the date of such calculation).

	A =	The fair market value of one share of Warrant Stock (at the date of such calculation).

	B =	The Exercise Price.

(ii)    For purposes of this Section 3(c), the fair market value of Warrant Stock on the date of calculation shall mean with respect to each share of Warrant Stock:

(A)    if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the product of (x) the initial “Price to Public” per share specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible, at time of such exercise, provided that if the Warrant Stock is Common Stock, each share of Warrant Stock shall be deemed convertible into one share of Common Stock;

(B)    if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a national securities exchange or actively traded over-the-counter:

(1)    if the Company’s Common Stock is traded on a national securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a thirty (30) day period ending three (3) days before date of calculation and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible on such date, provided that if the Warrant Stock is Common Stock, each share of Warrant Stock shall be deemed convertible into one share of Common Stock; or

(2)    if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three (3) days before the date of calculation and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible on such date, provided that if the Warrant Stock is Common Stock, each share of Warrant Stock shall be deemed convertible into one share of Common Stock; or

(C)    if neither (A) nor (B) is applicable, the fair market value of Warrant Stock shall be determined in good faith by the Board of Directors; provided, however, that if Company is at such time subject to an acquisition as described in Section 7(b) below, then the fair market value of Warrant Stock shall be deemed to be the value received by the holders of such stock pursuant to such acquisition.

(d)    Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)    a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled; and

(ii)    in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares subject to this Warrant (as determined under Section 2 above) minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 3(a) or 3(c) above.

4.    Adjustments. The following provisions of this Section 4 shall apply only if the Warrant Stock is Preferred Stock of the Company; provided, that in the event of any conflict between the following provisions and any like provisions included in the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), the terms of the Restated Certificate will take precedence:

(a)    Conversion of Preferred Stock. If all outstanding shares of Preferred Stock comprising the Warrant Stock are converted into shares of Common Stock in accordance with the terms of the Restated Certificate, then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such conversion, and the Purchase Price shall be automatically adjusted to equal the number obtained by dividing (i) the Purchase Price in effect immediately prior to such conversion, by (ii) the number of shares of Common Stock into which each share of such Preferred Stock was converted.

(b)    Stock Splits and Dividends. If the outstanding shares of Preferred Stock comprising the Warrant Stock is subdivided into a greater number of shares or a dividend in

Preferred Stock shall be paid in respect of such Preferred Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If the outstanding shares of Preferred Stock comprising the Warrant Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) the product of (X) the number of shares of Warrant Stock issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by (Y) the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(c)    Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 4.

(d)    Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 4, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

(e)    Acknowledgement. In order to avoid doubt, it is acknowledged that the holder of this Warrant shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock comprising the Warrant Stock which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

5.    Transfers.

(a)    Restrictions on Disposition. Each holder of this Warrant acknowledges that this Warrant, the Warrant Stock and the Common Stock of the Company have not been registered under the Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Warrant Stock issued upon its exercise or any Common Stock issued upon conversion of the Warrant Stock in any event unless and until (i) there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Act”) as to this Warrant, such Warrant Stock or such Common Stock and registration or qualification of this

Warrant, such Warrant Stock or such Common Stock under any applicable U.S. federal or state securities law then in effect, or (ii) the Company shall have received an opinion of counsel, satisfactory to the Company, that such disposition will not require registration or qualification of this Warrant, such Warrant Stock or such Common Stock under any applicable U.S. federal or state securities law then in effect. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant or Common Stock issued upon the conversion of such Warrant Stock shall bear a legend substantially to the foregoing effect.

(b)    Transferability. Subject to the provisions of Section 5(a) hereof and any other transfer restrictions set forth in any agreement or arrangement to which the Registered Holder is party, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c)    Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

6.    No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will (subject to Section 15 below) at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

7.    Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”): (a) November 5, 2021 or (b) a Liquidation Event (as defined in the Restated Certificate). The Company shall give the Registered Holder at least ten (10) days prior written notice of a Liquidation Event so that the Registered Holder will have an opportunity to exercise this Warrant in connection with (and subject to consummation of) such Liquidation Event.

8.    Notices of Certain Transactions. In case:

(a)    the Company shall take a record of the holders of its Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)    of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)    of any redemption of the Preferred Stock or mandatory conversion of the Preferred Stock into Common Stock of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Preferred Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

9.    Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property (to the extent such securities or property, as the case may be, are then identifiable) as from time to time shall be issuable upon the exercise of this Warrant.

10.    Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Preferred Stock called for on the face or faces of the Warrant or Warrants so surrendered, or (if applicable) calculated in accordance with Section 2 above.

11.    Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

12.    Mailing of Notices. Any notice required or permitted pursuant to this Warrant shall be in writing and shall be deemed effectively given: (a) upon receipt, when delivered personally or sent by courier (b) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (c) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (d) forty-eight (48) hours after being deposited in the regular mail, as certified or registered mail (airmail if sent internationally). All communications shall be sent to the Company or the Registered Holder at the addresses, facsimile numbers or email addresses listed on the signature page hereto, or at such other address, facsimile number or email address as the Company or the Registered Holder may designate by ten (10) days advance written notice to the other parties hereto.

13.    No Rights as Shareholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.

14.    No Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

15.    Amendment or Waiver. Any term of this Warrant may be amended or waived upon written consent of the Company and the holders of at least 2/3 of the Warrant Stock issuable upon exercise of all outstanding warrants purchased pursuant to the Purchase Agreement. By acceptance hereof, the Registered Holder acknowledges that in the event the required consent is obtained, any term of this Warrant may be amended or waived with or without the consent of the Registered Holder; provided, however, that any amendment hereof that would materially adversely affect the Registered Holder in a manner different from the holders of the remaining warrants issued pursuant to the Purchase Agreement shall also require the consent of Registered Holder.

16.    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

17.    Governing Law. This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of November 5, 2014.

COMPANY:

AVEDRO, INC.

By:
Name:
Title:

Address:
Fax:
Email:

AGREED TO AND ACCEPTED:

By:
Name:
Title:

Address:
Fax:
Email:

SIGNATURE PAGE TO WARRANT

EXHIBIT A

PURCHASE/EXERCISE FORM

To: Avedro, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No. W-        , hereby irrevocably elects to (a) purchase                  shares of                      (the “Warrant Stock”) covered by such Warrant and herewith makes payment of $        , representing the full exercise price for such shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for                  shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 3(c) of such Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 3 of the Purchase Agreement (as defined in the Warrant) and by its signature below hereby makes such representations and warranties to the Company. Defined terms contained in such representations and warranties shall have the meanings assigned to them in the Purchase Agreement, provided that the term “Purchaser” shall refer to the undersigned and the term “Securities” shall refer to the Warrant Stock and, if applicable, the Common Stock of the Company issuable upon conversion of the Warrant Stock.

The undersigned further acknowledges that it has reviewed and agrees to be bound by the market standoff provisions applicable to the Warrant Stock, and agrees that it will promptly execute and deliver to the Company all transaction documents related to the issuance of Warrant Stock to which the undersigned is not already a party.

Signature:

Name (print):

Title (if applic.):

Company (if applic.):

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                         hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Warrant Stock covered thereby set forth below, unto:

Name of Assignee	Address/Facsimile Number	No. of Shares

Dated:	Signature:

Witness: